Exhibit (a)(5)(J)

Global Release

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel
Manpower Inc.
+1.414.906.6305
Michael.vanhandel@manpower.com

Manpower Inc. Announces Final Results of its Exchange Offer for COMSYS IT Partners, Inc. and

Completion of Second Merger

MILWAUKEE, WI, USA, April 9, 2010—Manpower Inc. (NYSE: MAN) announced today the final results of the elections of stockholders of COMSYS IT Partners, Inc. whose shares were validly tendered and acquired for payment in Manpower’s previously announced exchange offer for COMSYS stock that closed on April 2, 2010.

A total of 19,241,382 COMSYS shares, representing approximately 87% of COMSYS’s outstanding common stock on a fully diluted basis, were validly tendered and acquired in the exchange offer. Of these shares, approximately 90% were tendered for cash consideration and approximately 10% were tendered for Manpower common stock consideration, and therefore the cash election was oversubscribed. As a result, COMSYS stockholders who elected stock consideration will receive .304 of a share of Manpower common stock per COMSYS share and COMSYS stockholders who elected cash consideration will receive, on a per COMSYS share basis, approximately $9.76 in cash without interest and approximately .136 of a share of Manpower common stock. COMSYS stockholders will receive cash for any fractional share otherwise issuable to them after aggregating all fractional shares that they would otherwise receive.

Manpower also announced today that the amount of Manpower stock to be issued in its acquisition of COMSYS pursuant to the previously announced exchange offer and merger of a wholly owned Manpower subsidiary into COMSYS was sufficient to satisfy the continuity of interest test under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). The continuity of interest test is generally viewed as satisfied if the total value of Manpower shares issued to COMSYS stockholders in exchange for their shares of COMSYS stock constitutes as least forty percent of the aggregate consideration transferred in the transaction. Because the continuity of interest was satisfied, on April 6, 2010, Manpower completed the merger of COMSYS with a wholly owned subsidiary of Manpower as required under the merger agreement with COMSYS. As a result of this second merger, Manpower believes the acquisition of COMSYS through the exchange offer and the first merger should qualify as a tax-free reorganization under Section 368 of the Code.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in workforce solutions; creating and delivering services that enable its clients to win in the changing world of work. With over 60 years’

Manpower Inc. • 100 Manpower Place, Milwaukee, WI 53212 • USA • Phone +1.414.961.1000 • www.manpower.com

Global Release

experience, Manpower offers employers a range of solutions and services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower’s worldwide network of 4,000 offices in 82 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements that are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause actual results to differ materially from those contained in the forward-looking statements include, among others, the risk that Manpower’s business and/or COMSYS’s business have been adversely impacted during the pendency of the exchange offer and the merger; the risk that the operations of the two companies will not be integrated successfully; the risk that Manpower’s expected cost savings and other synergies from the transaction may not be fully realized, realized at all or take longer to realize than anticipated; the risk that demand for and acceptance of Manpower’s or COMSYS’s products or services may be reduced; the impact of economic conditions; the impact of competition and pricing; and other factors found in the Manpower’s and COMSYS’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in Manpower’s Annual Report on Form 10-K for the year ended December 31, 2009 and COMSYS’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010, which information is incorporated herein by reference.

Manpower Inc. • 100 Manpower Place, Milwaukee, WI 53212 • USA • Phone +1.414.961.1000 • www.manpower.com